Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
January 22, 2009	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2008 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

SANTA CLARA, Calif. — January 22, 2009 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2008.

Consolidated net income available to common stockholders for the fourth quarter of 2008 was $2.9 million, or $0.09 per diluted common share, compared to $27.0 million, or $0.80 per diluted common share, for the third quarter of 2008, and $34.3 million, or $0.96 per diluted common share, for the fourth quarter of 2007.

Highlights of our fourth quarter 2008 results included:

•

A significant increase in our provision for loan losses, reflecting the impact of increasing our allowance for loan losses from 1.13 percent to 1.87 percent of total gross loans. The increase was primarily due to two factors: (i) impact of the continuing deterioration of the current economic environment; and (ii) the current estimated impact of loans including loans to HRJ Capital, L.L.C. and its affiliates (“HRJ”);

•	A significant reduction in noninterest expense, primarily from lower incentive compensation expense, as a result of actual 2008 annual financial results being below our expectations;

•	A decrease in income from client investment fees, primarily as a result of lower margins earned on certain products owing to historically low rates in the short-term fixed income markets;

•	Solid loan growth and exceptional deposit growth, which resulted in favorable changes to our loan-to-deposit ratio; and

•	Our participation in the Treasury’s Capital Purchase Program (“CPP”) whereby we issued $235 million in preferred stock during the fourth quarter of 2008.

Consolidated net income available to common stockholders for the year ended December 31, 2008 was $79.1 million, or $2.33 per diluted common share, compared to $123.6 million, or $3.37 per diluted common share for 2007. Consolidated net income for the year ended December 31, 2008 included a non-tax deductible loss of $3.9 million, related to our cash settlement of the conversion of certain zero-coupon convertible subordinated notes prior to the notes’ maturity (“Coco Loss”). Additionally, in the second quarter of 2008, we recorded an increase to stockholders’ equity of $3.9 million, representing a corresponding cash receipt pursuant to a call spread arrangement. On a non-GAAP basis, excluding the $3.9 million Coco Loss, net income available to common shareholders for the year ended December 31, 2008 was $83.0 million.

“Our fourth quarter results show we are feeling the effects of current economic conditions across the board, including in our loan portfolio,” said Ken Wilcox, President and CEO of SVB Financial Group. “We are proactively monitoring for potential negative issues in the portfolio and will remain vigilant in identifying and addressing any perceived weaknesses. Despite these challenges, we believe our fundamental business is still strong, as evidenced by solid growth in loans and deposits in the fourth quarter. Further, our current strong capital position gives us the resources and flexibility to continue making loans and helping our clients succeed.”

Fourth Quarter 2008 Summary

	Three months ended					Year ended
				% Change from
(Dollars in millions, except share data and ratios)	December 31, 2008	September 30, 2008	December 31, 2007	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007	% Change

Income Statement:
Diluted earnings per common share	$0.09	$0.80	$0.96	(88.8)%	(90.6)%	$2.33	$3.37	(30.9)%
Net income	3.6	27.0	34.3	(86.7)	(89.5)	79.8	123.6	(35.4)
Net income available to common stockholders	2.9	27.0	34.3	(89.3)	(91.5)	79.1	123.6	(36.0)
Net interest income	96.9	95.1	97.3	1.9	(0.4)	372.0	380.9	(2.3)
Provision for loan losses	67.3	13.7	6.0	391.2	—	97.0	16.8	477.4
Noninterest income	28.9	41.7	53.2	(30.7)	(45.7)	156.1	221.4	(29.5)
Noninterest expense	62.9	80.4	83.5	(21.8)	(24.7)	314.0	346.5	(9.4)
Non-GAAP net income available to common stockholders (1)	2.9	27.0	34.3	(89.3)	(91.5)	83.0	133.8	(38.0)
Non-GAAP noninterest expense, net of minority interest (1)	59.9	77.6	81.0	(22.8)	(26.0)	299.0	318.6	(6.2)
Fully Taxable Equivalent:
Net interest income (2)	$97.5	$95.7	$97.6	1.9%	(0.1)%	$374.3	$382.2	(2.1)%
Net interest margin	5.42%	5.73%	7.04%	(5.4)	(23.0)	5.78%	7.29%	(20.7)
Shares Outstanding:
Common	32,917,007	32,735,732	32,670,557	0.6%	0.8%	32,917,007	32,670,557	0.8%
Basic weighted average	32,809,705	32,534,613	33,043,715	0.8	(0.7)	32,425,307	33,949,654	(4.5)
Diluted weighted average	33,450,626	33,778,095	35,737,870	(1.0)	(6.4)	34,014,581	36,737,507	(7.4)
Balance Sheet:
Average total assets	$8,210.8	$7,548.1	$6,329.3	8.8%	29.7%	$7,419.8	$6,020.1	23.3%
Average loans, net of unearned income	5,226.7	4,863.7	3,768.0	7.5	38.7	4,633.0	3,522.3	31.5
Average interest-earning investment securities	1,357.5	1,396.2	1,284.0	(2.8)	5.7	1,338.5	1,364.5	(1.9)
Average noninterest-bearing demand deposits	3,227.0	2,826.3	2,941.2	14.2	9.7	2,946.9	2,864.2	2.9
Average interest-bearing deposits	2,446.5	1,994.0	1,265.5	22.7	93.3	1,949.4	1,098.1	77.5
Average total deposits	5,673.5	4,820.3	4,206.8	17.7	34.9	4,896.3	3,962.3	23.6
Average short-term borrowings	232.5	544.3	116.9	(57.3)	98.9	304.9	320.1	(4.7)
Average long-term debt	973.5	976.8	863.4	(0.3)	12.8	984.3	665.6	47.9
Period-end total assets	10,023.2	8,070.9	6,692.5	24.2	49.8	10,023.2	6,692.5	49.8
Period-end loans, net of unearned income	5,506.3	5,285.1	4,151.7	4.2	32.6	5,506.3	4,151.7	32.6
Period-end investment securities	1,786.1	1,780.0	1,602.6	0.3	11.5	1,786.1	1,602.6	11.5
Period-end noninterest-bearing demand deposits	4,420.0	3,231.3	3,226.9	36.8	37.0	4,420.0	3,226.9	37.0
Period-end interest-bearing deposits	3,053.5	2,201.3	1,384.3	38.7	120.6	3,053.5	1,384.3	120.6
Period-end total deposits	7,473.5	5,432.6	4,611.2	37.6	62.1	7,473.5	4,611.2	62.1
Off-Balance Sheet:
Average total client investment funds	$21,038.0	$22,036.0	$21,520.4	(4.5)%	(2.2)%	$21,590.0	$20,434.0	5.7%
Period-end total client investment funds	18,579.7	21,533.8	22,192.1	(13.7)	(16.3)	18,579.7	22,192.1	(16.3)
Total unfunded credit commitments	5,630.5	5,619.0	4,938.6	0.2	14.0	5,630.5	4,938.6	14.0
Earnings Ratios:
Return on average assets (3)	0.18%	1.42%	2.15%	(87.3)%	(91.6)%	1.08%	2.05%	(47.3)%
Return on average common stockholders’ equity (3)	1.56	15.09	19.94	(89.7)	(92.2)	11.20	18.47	(39.4)
Asset Quality Ratios:
Allowance for loan losses as a percentage of total gross loans	1.87%	1.13%	1.13%	65.5%	65.5%	1.87%	1.13%	65.5%
Gross charge-offs as a percentage of total gross loans (annualized)	1.83	0.52	0.44	251.9	315.9	0.86	0.46	87.0
Net charge-offs as a percentage of total gross loans (annualized)	1.71	0.47	0.28	263.8	510.7	0.73	0.29	151.7
Other Ratios:
Total risk-based capital ratio	17.62%	14.25%	16.02%	23.6%	10.0%	17.62%	16.02%	10.0%
Tangible common equity to tangible assets (4)	7.53	9.20	10.12	(18.2)	(25.6)	7.53	10.12	(25.6)
Operating efficiency ratio (5)	49.77	58.51	55.34	(14.9)	(10.1)	59.19	57.40	3.1
Period-end loans, net of unearned income, to deposits	73.68	97.28	90.04	(24.3)	(18.2)	73.68	90.04	(18.2)
Average loans, net of unearned income, to deposits	92.12	100.90	89.57	(8.7)	2.8	94.62	88.90	6.4
Non-GAAP Ratios: (1)
Non-GAAP return on average assets (6)	0.18%	1.42%	2.15%	(87.3)%	(91.6)%	1.13%	2.22%	(49.1)%
Non-GAAP return on average common stockholders’ equity (6)	1.56	15.09	19.94	(89.7)	(92.2)	11.75	19.99	(41.2)
Non-GAAP operating efficiency ratio (7)	44.33	56.91	55.32	(22.1)	(19.9)	55.53	56.46	(1.6)
Other Statistics:
Common stock repurchases	$—	$—	$49.4	—%	(100.0)%	$45.6	$146.8	(68.9)%
Period-end SVB prime lending rate	4.00%	5.00%	7.25%	(20)	(44.8)	4.00%	7.25%	(44.8)
Average SVB prime lending rate	4.20	5.00	7.54	(16.0)	(44.3)	5.13	8.05	(36.3)
Period-end full-time equivalent employees	1,244	1,237	1,141	0.6%	9.0%	1,244	1,141	9.0%

(1)	A reconciliation of non-GAAP calculations to GAAP is provided in the schedules attached.

(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.6 million, $0.6 million and $0.4 million for the quarters ended December 31, 2008, September 30, 2008, and December 31, 2007, respectively. The taxable equivalent adjustments were $2.3 million and $1.3 million for the years ended December 31, 2008 and 2007, respectively.

(3)	Ratios represent annualized consolidated net income divided by quarterly average assets/equity and annual average assets/equity, respectively.

(4)	Tangible common equity consists of total stockholders’ equity (excluding unrealized gains and losses from our fixed income investments) less acquired intangibles and goodwill. Tangible assets represent total assets (excluding unrealized gains and losses from our fixed income investments) less acquired intangibles and goodwill.

(5)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent income.

(6)	Ratios represent non-GAAP annualized consolidated net income (excluding the non-tax deductible $3.9 million Coco Loss recorded in the second quarter of 2008, and goodwill impairment charges of $10.2 million, net of tax, recorded in the second quarter of 2007) divided by quarterly average assets/equity and annual average assets/equity, respectively.
(7)	The non-GAAP operating efficiency ratio is calculated by dividing noninterest expense (excluding (i) the non-tax deductible $3.9 million Coco Loss, (ii) goodwill impairment charges of $17.2 million recorded in the second quarter of 2007 and (iii) the portion of noninterest expense attributable to minority interests of $3.0 million, $2.9 million and $2.5 million for the quarters ended December 31, 2008, September 30, 2008, and December 31, 2007, respectively and $11.1 million and $10.7 million for the years ended December 31, 2008 and 2007, respectively) by total taxable equivalent income (excluding taxable equivalent (loss) income attributable to minority interests of $(8.7) million, $1.2 million and $4.4 million for the quarters ended December 31, 2008, September 30, 2008 and December 31, 2007, respectively and $(8.0) million and $39.3 million for the years ended December 31, 2008 and 2007, respectively).

Net Interest Income and Margin

Net interest income was $96.9 million for the fourth quarter of 2008, compared to $95.1 million for the third quarter of 2008 and $97.3 million for the fourth quarter of 2007. Net interest income, on a fully taxable equivalent basis, was $97.5 million for the fourth quarter of 2008, compared to $95.7 million for the third quarter of 2008 and $97.6 million for the fourth quarter of 2007. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate changes from the third to the fourth quarter of 2008. Changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate:

(Dollars in thousands)	Q4’08 Compared to Q3’08
	Three Months Ended December 31, Increase (Decrease) Due to Change in
	Volume	Rate	Total
Interest income:
Short-term investment securities	$1,018	$(1,671)	$(653)
Investment securities	(442)	(37)	(479)
Loans	6,810	(5,404)	1,406

Increase (decrease) in interest income, net	7,386	(7,112)	274

Interest expense:
Deposits	1,388	(634)	754
Short-term borrowings	(1,336)	(917)	(2,253)
Long-term debt	(337)	285	(52)

Decrease in interest expense, net	(285)	(1,266)	(1,551)

Increase (decrease) in net interest income	$7,671	$(5,846)	$1,825

The increase in net interest income, on a fully taxable equivalent basis, from the third to the fourth quarter of 2008, was primarily attributable to the following:

•

A decrease in interest expense of $2.3 million from our short-term borrowings due to a decrease in average balances of $311.8 million. The decrease in the average short-term borrowings was due to an increase in deposits, which resulted from our decision to utilize our own on-balance sheet sweep product introduced in 2007, and to discontinue offering a third-party, off-balance sheet product.

•

A net increase in interest income from our loan portfolio of $1.4 million driven principally by an increase in average loans of $363.0 million. The impact of increased loan balances was partially offset by a 43 basis points decrease in loan yields due primarily to decreases totaling 100 basis points in our prime-lending rate during the fourth quarter of 2008 in response to certain Federal Reserve rate decreases. Our average prime-lending rate was 4.20 percent for the fourth quarter of 2008, compared to an average of 5.00 percent for the third quarter of 2008. Our prime-lending rate at December 31, 2008 was 4.00 percent, compared to 5.00 percent at September 30, 2008.

•

An increase in interest expense of $0.8 million from nearly all interest-bearing deposits, primarily due to growth in the average balances from all our deposit products, with particularly strong growth from our Eurodollar sweep deposit product. These increases were partially offset by decreases in interest expense driven by declining short-term market interest rates.

•	A decrease in interest income of $0.7 million from our short-term investment securities portfolio primarily driven by declining short-term market interest rates.

Our net interest margin, on a fully taxable equivalent basis, was 5.42 percent for the fourth quarter of 2008, compared to 5.73 percent for the third quarter of 2008 and 7.04 percent for the fourth quarter of 2007. The decrease from the third to the fourth quarter of 2008 was primarily due to reductions in our prime-lending rate during the fourth quarter of 2008, which we lowered in response to certain Federal Reserve rate cuts, as well as decreases in interest income from our short-term investment portfolio, primarily due to lower short-term market interest rates. These reductions in our net interest margin were partially offset by a decrease in interest expense from reduced short-term borrowings.

Net interest income, on a fully taxable equivalent basis, was $374.3 million and $382.2 million for the years ended December 31, 2008 and 2007, respectively. Net interest margin, on a fully taxable equivalent basis, was 5.78 percent for the year ended December 31, 2008, compared to 7.29 percent for 2007.

On an average basis, for the fourth quarter of 2008, 74.2 percent, or $3.97 billion, of our outstanding gross loans were variable-rate loans that adjust at a prescribed measurement date upon a change in our prime-lending rate or other variable indices. This compares to 73.4 percent, or $3.72 billion, for the third quarter of 2008 and 72.6 percent, or $3.87 billion, for the fourth quarter of 2007.

Loans

Average loans, net of unearned income, were $5.23 billion for the fourth quarter of 2008, compared to $4.86 billion for the third quarter of 2008 and $3.77 billion for the fourth quarter of 2007. The increase in average loan balances from the third to the fourth quarter of 2008 came primarily from growth in loans from our software and hardware industry clients. These increases were partially offset by decreases in loans to venture capital funds for capital calls. Period-end loans, net of unearned income, were $5.51 billion at December 31, 2008, compared to $5.29 billion at September 30, 2008 and $4.15 billion at December 31, 2007.

Deposits

Average deposits were $5.67 billion for the fourth quarter of 2008, compared to $4.82 billion for the third quarter of 2008 and $4.21 billion for the fourth quarter of 2007. The increase in average deposit balances came from all of our deposit products, with particularly strong growth in our noninterest-bearing demand deposits, which grew by $400.7 million to $3.23 billion for the fourth quarter of 2008, compared to $2.83 billion for the third quarter of 2008. Period-end deposits were $7.47 billion at December 31, 2008, compared to $5.43 billion at September 30, 2008 and $4.61 billion at December 31, 2007.

The fourth quarter 2008 average and period-end deposit growth was primarily due to the following factors: (i) our decision to utilize our own on-balance sheet sweep product introduced in 2007, and to discontinue offering a third-party, off-balance sheet product, (ii) our efforts to increase the competitiveness of our on-balance sheet product set and (iii) the desire for some clients to benefit from the security provided by FDIC insurance in noninterest-bearing accounts.

Noninterest Income

Noninterest income was $28.9 million for the fourth quarter of 2008, compared to $41.7 million for the third quarter of 2008 and $53.2 million for the fourth quarter of 2007. The decrease in noninterest income from the third to the fourth quarter of 2008 was primarily driven by the following factors:

•

Net losses on investment securities of $9.8 million for the fourth quarter of 2008, compared to a loss of $0.9 million for the third quarter of 2008 and a gain of $6.1 million for the fourth quarter of 2007. The increase in net losses of $8.9 million from the third to the fourth quarter of 2008 was primarily due to effects of the continued downturn in the economy and pressures on valuations for venture capital investments. Net losses on investment securities of $9.8 million for the fourth quarter of 2008 were comprised of the following:

•	Net unrealized losses of $7.2 million, primarily due to lower valuations of investments within our managed funds.

•	Realized losses of $3.5 million in our managed co-investment funds due to realization of previously recorded unrealized losses, and

•	Realized gains of $0.9 million in our managed funds of funds and sponsored debt funds due to net gains from distributions.

	Three months ended
	December 31, 2008					September 30, 2008
(Dollars in thousands)	Managed Co-Investment Funds	Managed Funds Of Funds	Sponsored Debt Funds	Other	Total	Total
Unrealized losses	$(849)	$(5,576)	$(689)	$(93)	$(7,207)	$(721)
Realized (losses) gains	(3,536)	634	228	53	(2,621)	(155)

Total losses on investment securities, net	$(4,385)	$(4,942)	$(461)	$(40)	$(9,828)	$(876)

Less: losses (income) attributable to minority interests, including carried interest	4,078	4,495	129	—	8,702	(1,220)

Non-GAAP net losses on investment securities, net of minority interest	$(307)	$(447)	$(332)	$(40)	$(1,126)	$(2,096)

Reconciliations of our non-GAAP net losses on investment securities, net of minority interest, are provided under the section “Use of Non-GAAP Financial Measures”.

As of December 31, 2008, we held investments, either directly or through seven of our managed investment funds, in 438 private equity funds, 71 companies and five sponsored debt funds.

•	A decrease in client investment fee income of $4.1 million, primarily as a result of lower margins earned on certain products owing to historically low rates in the short-term fixed income markets.

•	A decrease in net gains on derivative instruments of $1.4 million. The following table provides a summary of our net gains on derivative instruments:

(Dollars in thousands)	Three months ended
	December 31, 2008	September 30, 2008	December 31, 2007
Gains on foreign exchange forward contracts, net:
Gains (losses) on client foreign exchange forward contracts, net	$2,466	$561	$(109)
Gains on internal foreign exchange forward contracts, net	3,200	4,452	686

Total gains on foreign exchange forward contracts, net	5,666	5,013	577
Change in fair value of interest rate swap	(2,232)	(10)	(418)
Gains on covered call options, net	—	24	—
Net gains on equity warrant assets	1,592	1,445	8,262

Total gains on derivative instruments, net	$5,026	$6,472	$8,421

The decrease in net gains on derivative instruments from the third to the fourth quarter of 2008 was primarily driven by the following factors:

•

Net losses from changes in the fair value of our interest rate swap. In December 2008, our counterparty called this swap for settlement in January 2009. As a result we de-designated the swap as a hedging instrument in December 2008.

•

Higher gains of $1.9 million on client foreign exchange forward contracts primarily due to the strengthening of the U.S. dollar against currencies hedged by our clients. In addition, we recognized $3.2 million from internal foreign exchange forward contracts hedging our foreign currency denominated loans, which offset net losses of $4.7 million from revaluation of our foreign currency denominated loans that are included in other noninterest income.

Non-GAAP noninterest income, net of minority interest, was $37.5 million for the fourth quarter of 2008, compared to $40.7 million for the third quarter of 2008 and $49.0 million for the fourth quarter of 2007. Reconciliations of our non-GAAP noninterest income, non-GAAP net (losses) gains on investment securities and non-GAAP net gains on derivative instruments, all of which exclude minority interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $62.9 million for the fourth quarter of 2008, compared to $80.4 million for the third quarter of 2008 and $83.5 million for the fourth quarter of 2007. The decrease in noninterest expense from the third to the fourth quarter of 2008 was primarily attributable to the following:

•

A decrease in compensation and benefits expense of $24.6 million, primarily attributable to decreases aggregating $23.6 million for Incentive Compensation Plan (ICP) expenses and Employee Stock Ownership Plan (ESOP) expenses, as a result of actual 2008 annual financial results being below our expectations.

•

We recorded a provision for unfunded credit commitments of $1.6 million for the fourth quarter of 2008, compared to a reduction of the provision of $1.0 million for the third quarter of 2008. The provision for unfunded credit commitments of $1.6 million for the fourth quarter of 2008 was primarily reflective of the expected impact from the continuing deterioration in overall economic conditions.

•	An increase in professional services expense of $2.3 million primarily due to consulting fees related to certain infrastructure projects.

Non-GAAP noninterest expense, net of minority interest, was $59.9 million for the fourth quarter of 2008, compared to $77.6 million for the third quarter of 2008 and $81.0 million for the fourth quarter of 2007. Reconciliations of our non-GAAP noninterest expense, excluding Coco Loss, goodwill impairment charges, and net of minority interest, are provided under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate for the year ended December 31, 2008 was 41.42 percent, compared to 41.24 percent for 2007. The increase in the tax rate was primarily attributable to the tax impact from the $3.9 million non-tax deductible Coco Loss, partially offset by higher impact of tax-advantaged investments on our overall pre-tax income.

Credit Quality

The following table provides a summary of our allowance for loan losses:

(Dollars in thousands)	Three months ended			Year ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Allowance for loan losses, beginning balance	$60,290	$52,888	$44,225	$47,293	$42,747
Provision for loan losses	67,257	13,682	5,971	97,013	16,836
Gross loan charge-offs	(25,509)	(7,000)	(4,664)	(47,815)	(19,378)
Loan recoveries	1,658	720	1,761	7,205	7,088

Allowance for loan losses, ending balance	$103,696	$60,290	$47,293	$103,696	$47,293

Provision as a percentage of total gross loans (annualized)	4.82%	1.02%	0.57%	1.75%	0.40%
Gross charge-offs as a percentage of total gross loans (annualized)	1.83	0.52	0.44	0.86	0.46
Net charge-offs as a percentage of total gross loans (annualized)	1.71	0.47	0.28	0.73	0.29
Allowance for loan losses as a percentage of total gross loans	1.87%	1.13%	1.13%	1.87%	1.13%
Total gross loans at period-end	$5,551,636	$5,323,323	$4,178,098	$5,551,636	$4,178,098

Our provision for loan losses was $67.3 million for the fourth quarter of 2008, compared to $13.7 million for third quarter of 2008. Our provision for the fourth quarter of 2008 included $23.9 million for net charge-offs and approximately $23 million in reserves for the HRJ credit facilities, with the remainder reflecting the need for increased reserves for the overall loan portfolio based on our methodology for calculating the allowance for loan losses.

Gross charge-offs of $25.5 million for the fourth quarter of 2008 primarily came from a single software client, $7.4 million related to the HRJ loan facilities, as well as from charge-offs related to our early-stage client portfolio. Loan recoveries of $1.7 million for the fourth quarter of 2008 primarily came from our early-stage client portfolio.

We have collected approximately $10 million on HRJ’s outstanding debt, and we are continuing to pursue potential repayment sources or debt restructuring possibilities for the full amount of the debt obligation. The repayment or restructuring of the outstanding debt, and any additional changes to our loan loss provision, are dependent upon final arrangements agreed upon by us and HRJ, if any.

Our results for the fourth quarter of 2008 include our best estimate of the inherent and probable losses related to HRJ and other credit matters. However, in the event that there are any material developments related to the HRJ or other credit portfolio matters between the date of this release and the filing of our Form 10-K for the year 2008 with the Securities and Exchange Commission (“SEC”), certain of our financial results for the fourth quarter of 2008 and full year 2008 could change.

Minority Interest in Consolidated Affiliates

Minority interest in net losses of consolidated affiliates was $11.7 million for the fourth quarter of 2008, compared to a net loss of $1.7 million for the third quarter of 2008 and net income of $2.0 million for the fourth quarter of 2007. Minority interest in net losses of consolidated affiliates of $11.7 million for the fourth quarter of 2008 was primarily attributable to the following:

•	Net investment losses, including carried interest, of $4.5 million and $4.1 million from our managed funds of funds and our managed co-investment funds, respectively.

•	Noninterest expense of $3.0 million, principally related to management fees paid by our managed funds to our general partner entities at SVB Capital for funds management.

Minority interest in capital of consolidated affiliates decreased by $4.6 million from the third to the fourth quarter of 2008, due to equity transactions, which included distributions to the minority interest holders of $14.0 million and net losses of $11.7 million, partially offset by $21.2 million in capital calls paid to our consolidated affiliates.

Capital

On December 12, 2008, we received $235 million and issued 235,000 shares of Series B Fixed Rate Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”) and a common stock warrant to the U.S. Treasury (“Treasury”) under its Capital Purchase Program. The Series B Preferred Stock qualifies as Tier 1 capital and pays cumulative dividends at a rate of 5 percent per year for the first five years and 9 percent per year thereafter. The common stock warrant entitles the Treasury to purchase 708,116 shares of our common stock at an initial exercise price of $49.78 for a term of ten years. As a result, we recorded a $221.1 million increase in Series B Preferred Stock, which is net of a discount of $13.9 million related to the common stock warrant.

Additional paid-in-capital increased by $22.1 million from the third to the fourth quarter of 2008, primarily due to the valuation of the warrant associated with our participation in the CPP as well as from stock option exercises during the fourth quarter of 2008.

Weighted-average diluted common shares outstanding decreased by 327,469 shares from the third to the fourth quarter of 2008, primarily due to a decrease in the dilutive impact of our outstanding stock options related to the decline in our share price during the fourth quarter of 2008, as well as a decrease in the dilutive impact from our $250 million of 3.875% convertible senior notes as the average market price of our common stock was lower than the conversion price for the fourth quarter of 2008.

Outlook for the Year Ending December 31, 2009

While forecasting future financial results is challenging in any economic environment, preparing our outlook for 2009 with any precision is particularly difficult in light of the current economic environment. We expect 2009 to be a tough year for our economy and the markets that we serve. Nonetheless, we believe our solid capital and liquidity base are sufficient to position us to withstand the downturn in our economy and continue to support our clients.

Our outlook for the year ending December 31, 2009 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for selected items where the timing or financial impact are particularly uncertain, or for certain potential unusual or one-time items; however in light of the current economic environment, we have provided directional guidance on two such elements, specifically net gains (losses) from equity warrant assets and net gains (losses) from investments in venture capital related activities. The outlook observations presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements”.

For the year ending December 31, 2009, compared to our 2008 results, we currently expect the following outlook:

Average Loan Balances

We expect average loan balances to increase at a percentage rate in the mid-teens. A significant amount of the increase relates to the full-year effect of our loan growth in 2008. We expect flat to declining balances from capital call lines of credit owing to diminished use of the facilities in a year in which investment levels are likely to be declining.

Average Deposit Balances

We expect average deposit balances to increase at a percentage rate in the high thirties. A significant amount of the increase relates to the full-year effect of our deposit growth in 2008, particularly the fourth quarter 2008 impact of the inflow of certain off-balance sheet funds to our balance sheet. Additionally, we expect the majority of the increase will be in interest-bearing deposits.

Net Interest Margin

We expect our net interest margin in 2009 to range from 4.7% to 5.0%. Our outlook assumes no changes in our own Prime rate and the market expectations for LIBOR and short-term Treasury yields. The majority of the expected decrease in 2009 in comparison to 2008 relates to the full-year effect of certain Fed Funds rate decreases in 2008. The significant increase in our interest-earning assets in the fourth quarter of 2008, while accretive to net interest income, is expected to compress our net interest margin. The increase in interest-earning assets resulted from the inflow of certain off-balance sheet deposits to our balance sheet. Given the current low interest rate environment, we expect that these interest-earning assets will contribute to the overall expected compression of our net interest margin. Additionally, our assumptions are dependent on our expected mix of deposits across our product suite.

Credit Quality

We expect our credit quality to be under continued pressure in 2009 due to the downturn in the economy and expectations of a continued downturn. Additionally, declining mergers and acquisitions (“M&A”) and venture capital investment activity is also expected to affect our credit quality.

We expect our allowance for loan losses to be approximately 1.4% of total gross loans in 2009, exclusive of existing specific reserves for impaired loans, which is comparable to our allowance for loan losses at December 31, 2008, exclusive of specific reserves for impaired loans.

Net loan charge-offs are expected to be approximately 1.3% of total gross loans in 2009, excluding any potential charge-offs related to currently impaired loans.

We also expect our ratios of non-performing loans and assets to increase during 2009 due to current and expected economic conditions.

Fees – Deposit Services, Letters of Credit, and Foreign Exchange

We expect fees for deposit services, letters of credit, and foreign exchange, in aggregate, to increase at a percentage rate in the mid-single digits. The slowing growth in comparison to 2008 is reflective of continued negative pressures on the economy.

Client Investment Fees

We expect client investment fees to decline significantly to approximately one-half of 2008 levels. The decline is primarily due to lower expected levels of average off-balance sheet client investments and lower margins earned on certain products owing to historically low rates in the short-term fixed income markets.

The main driver of the decrease in average off-balance sheet client investments is our decision to discontinue certain client sweep money market funds offered by third parties and direct those balances to our on-balance sheet deposit products and other investment solutions. Additionally, the expected decrease relates to limited IPOs and venture funding as a result of weaknesses in our current economic environment.

Net Gains on Equity Warrant Assets

We expect net gains on equity warrant assets to decline modestly in 2009 compared to 2008. The expected decline is due to the continuation of a virtually non-existent IPO market and continued pressure on M&A activity and levels of venture capital investments.

Net (Losses) on Investments in Venture Capital Related Activities, Net of Minority Interests

We expect net losses on investments in venture capital related activities, net of minority interests, to increase modestly in 2009 compared to 2008. As with equity warrant assets, the expected decline is due to the continuation of a virtually non-existent IPO market and continued pressure on M&A activity and levels of venture capital investments.

Noninterest Expense (Non-GAAP)

We expect noninterest expense, excluding expenses related to minority interests and the convertible debt loss in 2008, hereinafter referred to as “Non-GAAP noninterest expense”, to increase at a percentage rate in the low twenties. The increase in 2009 is primarily driven by an expected increase in compensation and benefits expenses compared to 2008, and our continued investment in building our core business.

Our Non-GAAP noninterest expense declined 6.14% in 2008 primarily due to lower levels of incentive related compensation, which resulted from not meeting expected targeted net income goals, and to our better-than-expected success in controlling other expense growth in 2008. The combination of expense control that exceeded our targets for the year and low compensation expense in the fourth quarter of 2008 contributed to the decline in Non-GAAP noninterest expense, which is not reflective of normalized expense trends.

Accounting Treatment for Convertible Notes

Our 2009 adoption of an accounting pronouncement related to the accounting for certain convertible instruments (the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) Accounting Principles Board (“APB”) Opinion
No. 14-1), will require historical financial statements for 2007 and 2008 to be adjusted to conform to the FSP’s new accounting treatment for both our Zero-Coupon Convertible Subordinated Notes due June 15, 2008 and 3.875% Convertible Senior Notes due April 15, 2011. Based on our evaluation of the new accounting treatment, the retrospective application will have the following impacts to our financial statements:

•	A reduction of $16.8 million to our January 1, 2007 beginning retained earnings.

•	Retrospective reduction to our diluted earnings per common share for 2007 and 2008 of $0.06 and $0.09, respectively.

•	Expected reduction to our diluted earnings per common share for 2009 of $0.04.

Accounting Treatment for the Treasury’s Capital Purchase Program

As a result of our participation in the CPP, the full year 2009 impact on earnings per common share will be a decrease in the range of $0.38 to $0.40 per share. This decrease is a result of the combined effect of excluding from net income the amount of the dividends payable, the amortization of the discount on the preferred stock and a reduction in the deductible portion of our officers’ compensation expense of $1.0 million to $0.5 million.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, particularly in the section “Outlook for the Year Ending December 31, 2009” above, we make forward-looking statements discussing management’s expectations about economic conditions, opportunities in the market, and our financial and credit performance and financial results (and the components of such results) for the year 2009.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2009 and other forward-looking statements herein to change include, among others, the following: (i) accounting changes, as required by U.S. generally accepted accounting principles, (ii) continued deterioration or other changes in the state of the economy or the markets in which we conduct business or are served by us, (iii) changes in credit quality of our loan portfolio, (iv) changes in interest rates or market levels or factors affecting them, (v) changes in the performance or equity valuations of companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, and (vii) errors in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On January 22, 2009, we will host a conference call at 2:00 p.m. (Pacific Time) to discuss the financial results for the fourth quarter ended December 31, 2008. The conference call can be accessed by dialing (866) 916-4782 or (706) 902-0678, and referencing the conference ID “79182144”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, January 22, 2009, through midnight on Thursday, February 5, 2009, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “79182144.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, January 22, 2009.

About SVB Financial Group

For 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services, asset management and a wide range of financial services for companies of all sizes and stages, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group operates through 27 offices in the U.S. and five internationally in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except share data)	Three months ended			Year ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Interest income:
Loans	$95,662	$94,256	$94,377	$364,192	$361,903
Investment securities:
Taxable	14,789	15,321	14,313	58,466	61,303
Non-taxable	1,140	1,106	672	4,261	2,364
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities	2,059	2,712	5,156	12,572	17,816

Total interest income	113,650	113,395	114,518	439,491	443,386

Interest expense:
Deposits	7,021	6,267	4,957	23,929	13,285
Borrowings	9,694	11,999	12,276	43,553	49,168

Total interest expense	16,715	18,266	17,233	67,482	62,453

Net interest income	96,935	95,129	97,285	372,009	380,933
Provision for loan losses	67,257	13,682	5,971	97,013	16,836

Net interest income after provision for loan losses	29,678	81,447	91,314	274,996	364,097

Noninterest income:
Client investment fees	9,492	13,636	13,981	50,498	51,794
Foreign exchange fees	8,660	8,641	7,972	33,106	25,750
Deposit service charges	6,034	6,129	4,843	24,110	15,554
Gains on derivative instruments, net	5,026	6,472	8,421	18,505	23,935
Letter of credit and standby letter of credit income	2,868	3,050	2,752	12,006	11,115
Corporate finance fees	—	—	2,631	3,640	14,199
(Losses) gains on investment securities, net	(9,828)	(876)	6,113	(14,777)	46,724
Other	6,647	4,695	6,476	29,060	32,313

Total noninterest income	28,899	41,747	53,189	156,148	221,384

Noninterest expense:
Compensation and benefits (1)	24,977	49,598	52,115	178,415	213,892
Professional services	11,924	9,623	9,232	39,480	32,905
Premises and equipment	5,759	5,781	4,936	22,183	19,756
Net occupancy	4,482	4,135	4,591	17,307	20,829
Business development and travel	4,831	3,389	3,516	15,406	12,263
Correspondent bank fees	1,617	1,689	1,342	6,628	5,713
Telephone	1,406	1,373	1,370	5,276	5,404
Data processing services	960	1,082	901	4,235	3,841
Loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes	—	—	—	3,858	—
Provision for (reduction of) unfunded credit commitments	1,607	(990)	1,571	1,252	(1,207)
Impairment of goodwill	—	—	—	—	17,204
Other	5,367	4,751	3,903	19,947	15,869

Total noninterest expense	62,930	80,431	83,477	313,987	346,469

Income before minority interest in net loss (income) of consolidated affiliates and income tax expense	(4,353)	42,763	61,026	117,157	239,012
Minority interest in net loss (income) of consolidated affiliates	11,694	1,693	(1,957)	19,139	(28,596)

Income before income tax expense	7,341	44,456	59,069	136,296	210,416
Income tax expense	3,703	17,448	24,803	56,452	86,778

Net income	$3,638	$27,008	$34,266	$79,844	$123,638

Preferred stock dividend and discount accretion	(707)	—	—	(707)	—

Net income available to common stockholders	$2,931	$27,008	$34,266	$79,137	$123,638

Earnings per common share — basic	$0.09	$0.83	$1.04	$2.44	$3.64
Earnings per common share — diluted	$0.09	$0.80	$0.96	$2.33	$3.37
Weighted average common shares outstanding — basic	32,809,705	32,534,613	33,043,715	32,425,307	33,949,654
Weighted average common shares outstanding — diluted	33,450,626	33,778,095	35,737,870	34,014,581	36,737,507

(1)	Compensation and benefits included share-based payments of $2.7 million, $3.5 million and $2.9 million for the quarters ended December 31, 2008, September 30, 2008, and December 31, 2007, respectively, and $13.6 million and $14.9 million for the years ended December 31, 2008 and 2007, respectively.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	December 31, 2008	September 30, 2008	December 31, 2007
Assets:
Cash and due from banks	$1,791,396	$373,510	$325,399
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities	647,414	379,088	358,664
Investment securities	1,786,100	1,779,978	1,602,574
Loans, net of unearned income	5,506,253	5,285,101	4,151,730
Allowance for loan losses	(103,696)	(60,290)	(47,293)

Net loans	5,402,557	5,224,811	4,104,437

Premises and equipment, net of accumulated depreciation and amortization	30,589	32,344	38,628
Goodwill	4,092	4,092	4,092
Accrued interest receivable and other assets	361,060	277,122	258,662

Total assets	$10,023,208	$8,070,945	$6,692,456

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$4,419,965	$3,231,281	$3,226,859
Negotiable order of withdrawal (NOW)	58,133	57,231	35,909
Money market	1,213,086	1,334,393	941,242
Foreign money market	53,123	—	—
Time	379,200	387,236	335,110
Sweep	1,349,965	422,468	72,083

Total deposits	7,473,472	5,432,609	4,611,203

Short-term borrowings	62,120	425,000	90,000
Other liabilities	176,653	175,740	199,243
Long-term debt	1,000,640	981,946	875,254

Total liabilities	8,712,885	7,015,295	5,775,700

Minority interest in capital of consolidated affiliates	320,356	324,998	240,102
Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Preferred stock, Series B Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 235,000 shares authorized; 235,000 shares issued and outstanding, net of discount	221,185	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 32,917,007 shares, 32,735,732 shares and 32,670,557 shares outstanding, respectively	33	33	33
Additional paid-in capital	45,872	23,816	—
Retained earnings	728,666	725,737	682,911
Accumulated other comprehensive loss	(5,789)	(18,934)	(6,290)

Total stockholders’ equity	989,967	730,652	676,654

Total liabilities, minority interest and stockholders’ equity	$10,023,208	$8,070,945	$6,692,456

Capital Ratios:
Total risk-based capital ratio	17.62%	14.25%	16.02%
Tier 1 risk-based capital ratio	12.54	9.94	11.07
Tier 1 leverage ratio	13.12	10.80	11.91
Other Period-End Statistics:
Tangible common equity to tangible assets ratio	7.53	9.20	10.12
Loans, net of unearned income-to-deposits ratio	73.68%	97.28%	90.04%
Book value per common share (1)	$22.95	$22.32	$20.71
Full-time equivalent employees	1,244	1,237	1,141

(1)	Book value per common share is calculated by dividing total stockholders’ equity (excluding preferred equity) by total outstanding common shares.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

(Dollars in thousands)	Three months ended
	December 31, 2008			September 30, 2008			December 31, 2007
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities (1)	$574,295	$2,059	1.43%	$383,009	$2,712	2.82%	$449,400	$5,156	4.55%
Investment securities:
Taxable	1,244,804	14,789	4.73	1,288,039	15,321	4.73	1,220,511	14,313	4.65
Non-taxable	112,729	1,754	6.19	108,115	1,701	6.26	63,503	1,034	6.46
Total loans, net of unearned income	5,226,667	95,662	7.28	4,863,706	94,256	7.71	3,768,032	94,377	9.94

Total interest-earning assets	7,158,495	114,264	6.35	6,642,869	113,990	6.82	5,501,446	114,880	8.28

Cash and due from banks	354,465			243,621			276,798
Allowance for loan losses	(62,741)			(55,998)			(45,654)
Goodwill	4,092			4,092			4,092
Other assets (2)	756,439			713,487			592,606

Total assets	$8,210,750			$7,548,071			$6,329,288

Funding sources:
Interest-bearing liabilities:
NOW deposits	$53,638	$72	0.53%	$42,538	$53	0.50%	$31,773	$32	0.40%
Regular money market deposits	181,696	600	1.31	139,210	530	1.51	125,257	382	1.21
Bonus money market deposits	1,074,162	2,906	1.08	1,027,018	3,089	1.20	739,230	3,454	1.85
Foreign money market deposits	46,027	161	1.39	—	—	—	—	—	—
Time deposits	447,719	1,255	1.12	395,970	898	0.90	336,327	805	0.95
Sweep deposits	643,226	2,027	1.25	389,231	1,697	1.73	32,968	284	3.42

Total interest-bearing deposits	2,446,468	7,021	1.14	1,993,967	6,267	1.25	1,265,555	4,957	1.55
Short-term borrowings	232,519	789	1.35	544,301	3,042	2.22	116,881	1,366	4.64
Zero-coupon convertible subordinated notes	—	—	—	—	—	—	149,136	232	0.62
3.875% convertible senior notes	250,000	2,974	4.73	250,000	2,972	4.73	—	—	—
Junior subordinated debentures	53,807	769	5.69	52,502	514	3.89	51,455	841	6.48
Senior and subordinated notes	540,333	4,296	3.16	522,302	4,381	3.34	510,102	7,782	6.05
Other long-term debt	129,358	866	2.66	151,998	1,090	2.85	152,669	2,055	5.34

Total interest-bearing liabilities	3,652,485	16,715	1.82	3,515,070	18,266	2.07	2,245,798	17,233	3.04
Portion of noninterest-bearing funding sources	3,506,010			3,127,799			3,255,648

Total funding sources	7,158,495	16,715	0.93	6,642,869	18,266	1.09	5,501,446	17,233	1.24

Noninterest-bearing funding sources:
Demand deposits	3,227,033			2,826,289			2,941,205
Other liabilities	202,659			194,426			215,288
Minority interest in capital of consolidated affiliates	330,023			300,305			245,211
Stockholders’ equity	798,550			711,981			681,786
Portion used to fund interest-earning assets	(3,506,010)			(3,127,799)			(3,255,648)

Total liabilities, minority interest and stockholders’ equity	$8,210,750			$7,548,071			$6,329,288

Net interest income and margin		$97,549	5.42%		$95,724	5.73%		$97,647	7.04%

Total deposits	$5,673,501			$4,820,256			$4,206,760

Average stockholders’ equity as a percentage of average assets			9.73%			9.43%			10.77%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(614)			(595)			(362)

Net interest income, as reported		$96,935			$95,129			$97,285

(1)	Includes average interest-bearing deposits in other financial institutions of $124.2 million, $90.0 million and $59.4 million for the quarters ended December 31, 2008, September 30, 2008, and December 31, 2007, respectively.

(2)	Average investment securities of $415.8 million, $388.2 million and $303.0 million for the quarters ended December 31, 2008, September 30, 2008, and December 31, 2007, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES

YEAR END AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

(Dollars in thousands)	Year ended December 31,
	2008			2007
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities (1)	$507,365	$12,572	2.48%	$357,673	$17,816	4.98%
Investment securities:
Taxable	1,235,179	58,466	4.73	1,310,595	61,303	4.68
Non-taxable	103,337	6,555	6.34	53,866	3,637	6.75
Total loans, net of unearned income	4,633,048	364,192	7.86	3,522,326	361,903	10.27

Total interest-earning assets	6,478,929	441,785	6.82	5,244,460	444,659	8.48

Cash and due from banks	281,007			276,352
Allowance for loan losses	(54,972)			(43,654)
Goodwill	4,092			12,576
Other assets (2)	710,703			530,383

Total assets	$7,419,759			$6,020,117

Funding sources:
Interest-bearing liabilities:
NOW deposits	$46,339	$233	0.50%	$35,020	$138	0.39%
Regular money market deposits	152,568	2,087	1.37	152,550	1,796	1.18
Bonus money market deposits	969,421	11,697	1.21	577,977	8,003	1.38
Foreign money market deposits	11,570	161	1.39	—	—	—
Time deposits	393,963	3,838	0.97	324,250	3,064	0.94
Sweep deposits	375,556	5,913	1.57	8,310	284	3.42

Total interest-bearing deposits	1,949,417	23,929	1.23	1,098,107	13,285	1.21
Short-term borrowings	304,896	6,746	2.21	320,129	16,922	5.29
Zero-coupon convertible subordinated notes	70,481	473	0.67	148,877	941	0.63
3.875% convertible senior notes	182,650	8,669	4.75	—	—	—
Junior subordinated debentures	53,093	2,548	4.80	50,894	3,404	6.69
Senior and subordinated notes	531,523	20,405	3.84	313,148	19,619	6.27
Other long-term debt	146,562	4,712	3.22	152,669	8,282	5.42

Total interest-bearing liabilities	3,238,622	67,482	2.08	2,083,824	62,453	3.00
Portion of noninterest-bearing funding sources	3,240,307			3,160,636

Total funding sources	6,478,929	67,482	1.04	5,244,460	62,453	1.19

Noninterest-bearing funding sources:
Demand deposits	2,946,907			2,864,153
Other liabilities	221,352			191,466
Minority interest in capital of consolidated affiliates	293,687			211,341
Stockholders’ equity	719,191			669,333
Portion used to fund interest-earning assets	(3,240,307)			(3,160,636)

Total liabilities, minority interest and stockholders’ equity	$7,419,759			$6,020,117

Net interest income and margin		$374,303	5.78%		$382,206	7.29%

Total deposits	$4,896,324			$3,962,260

Average stockholders’ equity as a percentage of average assets			9.69%			11.12%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,294)			(1,273)

Net interest income, as reported		$372,009			$380,933

(1)	Includes average interest-bearing deposits in other financial institutions of $99.1 million and $52.9 million for the years ended December 31, 2008 and 2007, respectively.

(2)	Average investment securities of $380.8 million and $250.8 million for the years ended December 31, 2008 and 2007, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Derivative Instruments, Net

	Three months ended					Year ended
				% Change
(Dollars in thousands)	December 31, 2008	September 30, 2008	December 31, 2007	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007	% Change
Gains on foreign exchange forward contracts, net:
Gains (losses) on client foreign exchange forward contracts, net (1)	$2,466	$561	$(109)	339.6%	—%	$4,233	$1,156	266.2%
Gains (losses) on internal foreign exchange forward contracts, net (2)	3,200	4,452	686	(28.1)	366.5	5,185	(198)	—

Total gains on foreign exchange forward contracts, net	5,666	5,013	577	13.0	882.0	9,418	958	883.1
Change in fair value of interest rate swap (3)	(2,232)	(10)	(418)	—	434.0	(1,856)	(499)	271.9
Gains on covered call options, net (4)	—	24	—	(100.0)	—	402	—	—
Equity warrant assets:
Gains on exercise, net	867	1,130	7,136	(23.3)	(87.9)	7,188	18,690	(61.5)
Change in fair value (5):
Cancellations and expirations	(679)	(950)	(662)	(28.5)	2.6	(2,574)	(2,643)	(2.6)
Other changes in fair value	1,404	1,265	1,788	11.0	(21.5)	5,927	7,429	(20.2)

Total net gains on equity warrant assets (6)	1,592	1,445	8,262	10.2	(80.7)	10,541	23,476	(55.1)

Total gains on derivative instruments, net	$5,026	$6,472	$8,421	(22.3)%	(40.3)%	$18,505	$23,935	(22.7)%

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients.

(2)	Represents the change in the fair value of foreign exchange forward contracts to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.

(3)	Represents the change in the fair value hedge of the hedging relationship from the interest rate swap agreement related to our junior subordinated debentures. In December 2008, our counterparty called this swap for settlement in January 2009. As a result we de-designated the swap as a hedging instrument in December 2008.

(4)	Represents net gains on covered call options held by one of our sponsored debt funds.

(5)	At December 31, 2008, we held warrants in 1,307 companies, compared to 1,258 companies at September 30, 2008 and 1,179 companies at December 31, 2007.

(6)	Includes net gains on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to minority interests are reflected in the interim consolidated statements of income under the caption “Minority Interest in Net Loss (Income) of Consolidated Affiliates”.

Minority Interest in Net Loss (Income) of Consolidated Affiliates

(Dollars in thousands)	Three months ended			Year ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net interest (income) loss (1)	$22	$(129)	$(251)	$(470)	$(1,296)
Noninterest loss (income) (1)	8,577	(1,393)	(4,509)	6,631	(35,504)
Noninterest expense (1)	3,035	2,864	2,492	11,115	10,681
Carried interest (2)	60	351	311	1,863	(2,477)

Total minority interest in net loss (income) of consolidated affiliates	$11,694	$1,693	$(1,957)	$19,139	$(28,596)

(1)	Represents minority interest share in net interest income, noninterest income, and noninterest expense of consolidated affiliates.

(2)	Represents the preferred allocation of income we earn as general partners managing two of our managed funds of funds and the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Weighted average common shares outstanding-basic	32,810	32,535	33,044	32,425	33,950
Effect of dilutive securities:
Stock options	575	994	1,160	887	1,265
Restricted stock awards and units	66	106	68	114	44
Zero-coupon convertible subordinated notes (1)	—	—	1,466	589	1,479
Warrants associated with zero-coupon convertible subordinated notes (1)	—	—	—	—	—
3.875% convertible senior notes (2)	—	143	—	—	—
Warrants associated with 3.875% convertible senior notes (2)	—	—	—	—	—
Warrant associated with Capital Purchase Program (3)	—	—	—	—	—

Total effect of dilutive securities	641	1,243	2,694	1,590	2,788

Weighted average common shares outstanding-diluted	33,451	33,778	35,738	34,015	36,738

(1)	The dilutive effect of our convertible subordinated notes was calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $33.6277. The associated warrants were dilutive beginning at an average share price of $51.34. These notes and the associated warrants matured on June 15, 2008.

(2)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.43.

(3)	The warrant associated with our participation in the CPP is dilutive beginning at an average share price of $49.78.

Credit Quality

	Period end balances at
(Dollars in thousands)	December 31, 2008	September 30, 2008	December 31, 2007
Nonperforming loans and assets:
Nonperforming loans:
Loans past due 90 days or more	$2,330	$247	$—
Nonaccrual loans	84,919	9,140	7,634

Total nonperforming loans	87,249	9,387	7,634
Other real estate owned	1,250	1,385	1,908

Total nonperforming assets	$88,499	$10,772	$9,542

Nonperforming loans as a percentage of total gross loans	1.57%	0.18%	0.18%
Nonperforming assets as a percentage of total assets	0.88%	0.13%	0.14%
Allowance for loan losses	$103,696	$60,290	$47,293
As a percentage of total gross loans	1.87%	1.13%	1.13%
As a percentage of nonperforming loans	118.85%	642.27%	619.50%
Reserve for unfunded credit commitments (1)	$14,698	$13,091	$13,446
Total gross loans	5,551,636	5,323,323	4,178,098
Total unfunded credit commitments	$5,630,486	$5,619,021	$4,938,625

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Nonaccrual loans increased by $75.8 million to $84.9 million for the fourth quarter of 2008, compared to $9.1 million for the third quarter of 2008. The increase of our nonaccrual loans primarily came from HRJ loan facilities, and from our private client services.

Average Client Investment Funds (1)

	Three months ended			Year ended
(Dollars in millions)	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Client directed investment assets	$12,744	$12,948	$12,746	$12,800	$12,356
Client investment assets under management	6,081	6,406	6,202	6,217	5,651
Sweep money market funds	2,213	2,682	2,572	2,573	2,427

Total average client investment funds	$21,038	$22,036	$21,520	$21,590	$20,434

(1)	Client Investment Funds invested through SVB Financial Group are maintained at third party financial institutions.

Average client investment funds decreased by $998.0 million to $21.0 billion for the fourth quarter of 2008, compared to $22.0 billion for the third quarter of 2008, primarily due to our decision to utilize our own on-balance sheet sweep product introduced in 2007, and to discontinue offering a third-party, off-balance sheet product. The decrease was also related to a decline in our average client investment assets under management balances, primarily due to limited IPOs and venture funding as a result of weaknesses in our current economic environment.

Period-end total client investment funds were $18.6 billion at December 31, 2008, compared to $21.5 billion at September 30, 2008 and $22.2 billion at December 31, 2007.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures (non-GAAP net income, non-GAAP noninterest income, non-GAAP net (losses) gains on investment securities, non-GAAP net gains on derivative instruments and non-GAAP noninterest expense) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

In particular, in this press release, we use certain non-GAAP measures which exclude from our GAAP net income in certain periods:

•

Income and expense that are attributable to minority interests - As part of our funds management business, we recognize the entire income or loss from funds where we own significantly less than 100%. We are required under GAAP to consolidate 100% of the results of the funds that we are deemed to control or have a majority ownership. Similarly, we are required under GAAP to consolidate the results of eProsper, of which we own 65%. The relevant amounts attributable to investors other than us are reflected under “Minority Interest in Net Loss (Income) of Consolidated Affiliates.” Our net income as reported in that section includes only the portion of income or loss that is attributable to our ownership interest.

•

Certain non-tax deductible noninterest expense related to the conversion settlement of certain zero-coupon convertible notes - Included in our GAAP net income for the second quarter of 2008 is a non-tax deductible noninterest expense related to the conversion premium value of certain of our zero-coupon convertible notes that were converted prior to their maturity. In connection with these early conversion settlements, we exercised call options pursuant to our call-spread arrangement and received a corresponding cash payment which was reflected in stockholders’ equity as additional paid-in capital. As a result, the noninterest expense reflected in net income in these periods had no net impact on our total stockholders’ equity.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding amounts attributable to minority interests, where indicated, or certain items that do not occur in every reporting period of our core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, or other financial measures prepared in accordance with GAAP. In the financial table below, we have provided a reconciliation of the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release.

SVB FINANCIAL GROUP AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(Unaudited)

	Three months ended			Year ended
(Dollars in thousands except share amounts)	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net income available to common stockholders	$2,931	$27,008	$34,266	$79,137	$123,638
Impact of loss from conversion of certain zero-coupon convertible subordinated notes (1)	—	—	—	3,858	—
Impact of impairment of goodwill on income before income taxes (2)	—	—	—	—	17,204
Impact of impairment of goodwill on income tax benefit (3)	—	—	—	—	(7,010)

Non-GAAP net income available to common stockholders	$2,931	$27,008	$34,266	$82,995	$133,832

Weighted average diluted common shares outstanding	33,450,626	33,778,095	35,737,870	34,014,581	36,737,507

(1)	Represents the portion of the conversion payment that exceeded the principal amount related to a conversion of $7.8 million of our zero-coupon convertible subordinated notes, which we settled in cash in the second quarter of 2008. This non-tax deductible loss did not have any impact on our tax provision.

(2)	Goodwill impairment charge for SVB Alliant recognized in the second quarter of 2007.

(3)	Tax benefit recognized in the second quarter of 2007 from goodwill impairment at SVB Alliant tax rate.

	Three months ended			Year ended
Non-GAAP noninterest income, net of minority interest (Dollars in thousands)	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
GAAP noninterest income	$28,899	$41,747	$53,189	$156,148	$221,384
Less: losses (income) attributable to minority interests, including carried interest	8,637	(1,042)	(4,198)	8,494	(37,981)

Non-GAAP noninterest income, net of minority interest	$37,536	$40,705	$48,991	$164,642	$183,403

	Three months ended			Year ended
Non-GAAP net (losses) gains on investment securities, net of minority interest (Dollars in thousands)	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
GAAP net (losses) gains on investment securities	$(9,828)	$(876)	$6,113	$(14,777)	$46,724
Less: losses (income) attributable to minority interests, including carried interest	8,702	(1,220)	(3,947)	8,929	(35,449)

Non-GAAP net (losses) gains on investment securities, net of minority interest	$(1,126)	$(2,096)	$2,166	$(5,848)	$11,275

	Three months ended			Year ended
Non-GAAP net gains on derivative instruments, net of minority interest (Dollars in thousands)	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
GAAP net gains on derivative instruments	$5,026	$6,472	$8,421	$18,505	$23,935
Less: (income) losses attributable to minority interests	15	(121)	(43)	(231)	(1,070)

Non-GAAP net gains on derivative instruments, net of minority interest	$5,041	$6,351	$8,378	$18,274	$22,865

	Three months ended			Year ended
Non-GAAP noninterest expense, net of minority interest (Dollars in thousands)	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
GAAP noninterest expense	$62,930	$80,431	$83,477	$313,987	$346,469
Less: amounts attributable to minority interests	(3,035)	(2,864)	(2,492)	(11,115)	(10,681)
Less: loss from conversion of convertible subordinated notes	—	—	—	(3,858)	—
Less: impact of impairment of goodwill	—	—	—	—	(17,204)

Non-GAAP noninterest expense, net of minority interest	$59,895	$77,567	$80,985	$299,014	$318,584